EXHIBIT 23(b)

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On August 5, 2002, Guilford Mills, Inc. (the “Company”) terminated the engagement of its independent certified public accountants, Arthur Andersen LLP (“Andersen”), and engaged the services of Grant Thornton LLP (“Grant Thornton”) as its new independent auditors.

After reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Company’s registration statement on Form S-8 (File No. 333-105954) and the related prospectuses (the “Registration Statement”) of Arthur Andersen’s audit report dated January 14, 2002, with respect to the Company’s consolidated financial statements as of September 30, 2001 and for the two years in the period then ended.

Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statement, without a written consent from Arthur Andersen. As a result, with respect to purchases of the Company’s securities pursuant to the Registration Statement that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.